Exhibit 99.1

January 11, 2016

Dear ABE Unit Holder:

We are pleased to announce the refinancing of our long-term debt. On December 29, 2015, we refinanced $30.0 million of long-term debt at ABE South Dakota with AgCountry. Over the past two fiscal years we paid off more than $41.0 million in debt, which left us well-positioned to refinance the remaining balance prior to the March 2016 term date of our prior debt package. The new debt is divided into a term loan of $20.0 million and a revolving term loan of $10.0 million. The term loan amortizes over 5 years with quarterly principal payments of $1.0 million. The five-year revolving term loan does not amortize; any amount outstanding is due at the expiration of its term. Please refer to our 10K, filed on January 5, 2016 with the SEC, for additional details regarding the refinancing and fiscal 2015 financial results. The 10K is also available on our website at www.advancedbioenergy.com.

We will be mailing our FY 2015 Annual Report and Proxy Statement during the first week of February. Although we generated positive margins during fiscal 2015, margins have declined sharply from a record-setting fiscal 2014. Today’s margin environment is challenging with industry-wide ethanol stocks on the rise due to record production. We expect margins to remain under pressure during the first calendar quarter of 2016, with improvement expected as we approach the spring and the summer driving season.

Calendar Year 2015 Tax Information/Estimate:

As a reminder, our financial reporting year ends September 30th, however, our tax year ends December 31st. Consistent with prior tax years, we are targeting the last week of February for K1’s to be mailed to unit holders. From time to time, we get calls asking for an estimate of taxable income per unit. To assist unit holders, we are providing an estimate of $0.03 per unit taxable income for the 2015 tax year. This is not a final number and is subject to change as our tax accountants prepare this year’s tax return.

Annual Meeting 2016

Our 2016 Annual Meeting will be held at the Dakota Event Center in Aberdeen, South Dakota on March 15, 2016 at 9:00 AM CST. Additional information will be included with the Proxy and Annual Report mailing in early February. Please contact us at 763-226-2701 if you have not received this packet by February 12, 2016. As always, please be sure to complete and return the proxy card included in the mailing – your vote is important!

We appreciate your continued support as we work toward improving our business and increasing value for our unit holders.

Sincerely,

/s/ Richard R. Peterson
Richard R. Peterson, CEO